WHEN
WORLD HEALTH ENERGY

Update - World Health Energy Holdings, Inc. Executes Agreement to Acquire RNA, Ltd.

NEW YORK, January 28, 2020 (GLOBE NEWSWIRE) -- World Health Energy Holdings, Inc. (OTC PINK: WHEN), with corporate offices in Boca Raton, Florida and Ramat Gan, Israel, announced today that it has entered into Capital Stock Exchange Agreement with UCG, Inc., a Florida corporation pursuant to which, subject to the satisfaction or waiver of the conditions specified in the agreement, a newly created subsidiary of the Company will acquire all of the outstanding equity capital of RNA, Ltd., an Israeli company, whereupon RNA will become a subsidiary of the Company. The closing of the transaction is subject to certain conditions.

RNA, which is based in Ramat-Gan, Israel, is a cybersecurity technology company. If the Acquisition closes, the combined entity will employ sixteen employees, with core competencies that include advanced data security technologies and cyber behavioral security solutions designed for use by the general consumer market and commercial enterprises.

The combined company anticipates executing on its strategy involving significant growth in revenue and long-term profitability. This strategy includes continued R&D investment, new initiatives in sales and marketing, as well as strategic acquisitions.

Further details relating to the transactions are included in the Company's current report on Form 8-K which the Company expects to file today.

About World Health Energy Holdings (www.worldhealthenergy.com)

World Health Energy Holdings, Inc. (WHEN) is a diversified Cybersecurity, Energy, Health and Financial Software company.

Forward-Looking Statements

This press release contains forward-looking statements including statements regarding the closing of the merger and the future revenues, profits and growth following the acquisition closing. The words "believe", "may", "estimate", "continue", "anticipate", "intend", "should", "plan", "could", "target", "potential", "is likely", "will", "expect", and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the failure of the parties to satisfy the closing conditions in the agreement, disruptions to the businesses of the companies as a result of the announcement and pendency of the acquisition or lack of liquidity to fund the combined company's business plans. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2018. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law

Contacts:
World Health Energy Holdings, Inc.
+1-561-870-0440
info@worldhealthenergy.com